                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TRANSACTION SYSTEMS ARCHITECTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

                                                                January 21, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Tuesday, February 22, 2000 at 10:00 A.M., at the offices of the Company at 230 South 108th Avenue, Omaha, Nebraska.

    Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

    Please use this opportunity to take part in the affairs of the Company. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone.

    On behalf of the Board of Directors, I would like to express our appreciation for your interest in the Company.

                                          Sincerely,

                                          /s/ William E. Fisher

                                          William E. Fisher
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 22, 2000
                            ------------------------

    The Annual Meeting of Stockholders of Transaction Systems Architects, Inc. (the "Company") will be held at the offices of the Company at 230 South 108th Avenue, Omaha, Nebraska, on February 22, 2000, at 10:00 A.M., for the following purposes:

    1. To elect six directors to hold office until the next Annual Meeting of Stockholders;

    2. To vote upon a proposal to amend the Company's 1999 Stock Option Plan to increase the number of shares of Class A Common Stock for which options may be granted under such plan;

    3. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors;

    4. To transact such other business as may properly come before the Meeting or any adjournment of the meeting.

    The Board of Directors has fixed the close of business on January 14, 2000, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment of the Meeting. Each share of the Company's Class A Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

    ALL HOLDERS OF THE COMPANY'S CLASS A COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE VIA THE INTERNET OR TELEPHONE.

                                          /s/ David P. Stokes

                                          David P. Stokes
                                          SECRETARY

January 21, 2000

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 22, 2000

                            ------------------------

    This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors of Transaction Systems
Architects, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on February 22, 2000, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1999, which includes the Company's financial statements as of and for the year ended September 30, 1999, accompanies this Proxy Statement. STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND A LIST OF THE EXHIBITS THERETO WITHOUT CHARGE BY WRITTEN REQUEST TO INVESTOR RELATIONS, 224 SOUTH 108TH AVENUE, OMAHA, NEBRASKA 68154. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about January 21, 2000.

PROXY SOLICITATION

    The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it prior to its exercise by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the proxy. If no such specifications are made, proxies will be voted FOR the election of the six nominees for director listed in this Proxy Statement, FOR approval of the amendment to the Transaction Systems Architects, Inc. 1999 Stock Option Plan, FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the September 30, 2000 fiscal year and, as to any other matter that may be brought before the Annual Meeting, in accordance with the judgement of the person or persons voting the same.

    Stockholders whose shares are registered directly with the Company's transfer agent, Norwest Bank, may vote electronically via the Internet or telephone. Registered stockholders should refer to the enclosed proxy card for instructions on voting via the Internet or telephone. The Internet voting facilities for stockholders of record will close at 12:00 p.m. Omaha time on February 21, 2000, and the telephone voting facilities for stockholders of record will close at 11:00 a.m. Omaha time on February 21, 2000. Stockholders whose shares are registered in the name of a broker or bank should refer to the information forwarded by the broker or bank to see if Internet or telephone voting is available to them.

    The Company will bear the expense of preparing, printing and mailing this Proxy Statement and proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. The Company has retained Norwest Bank to assist in the solicitation of proxies at a cost of approximately $10,000 plus normal out-of-pocket expenses.

OUTSTANDING SHARES AND VOTING RIGHTS

    Only stockholders of record at the close of business on January 14, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 32,640,298 shares of the Company's Class A Common Stock, $0.005 par value (the "Common

Stock"), issued and outstanding, excluding 976,145 shares of Class A Common Stock held as treasury stock by the Company. The shares held as treasury stock are not entitled to be voted. Each holder of Common Stock is entitled to one vote per share for the election of directors and on all other matters to be voted on by the Company's stockholders. Holders of Common Stock may not cumulate their votes in the election of directors.

    The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding Common Stock shall constitute a quorum. Election of a director requires affirmative votes of the holders of a plurality of the Common Stock present in person, or represented by proxy, at a meeting (at which a quorum is present). Therefore, the six persons receiving the greatest number of votes shall be elected as directors. Since only affirmative votes count for this purpose, withheld votes will not affect the outcome, except that they will count in determining the presence of a quorum.

    With respect to the amendment to the 1999 Stock Option Plan and ratification of the appointment of independent auditors, a stockholder may mark the accompanying form of proxy to (i) vote for the matter, (ii) vote against the matter or (iii) abstain from voting on the matter. Assuming that a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on the matter is required for approval of the amendment to the 1999 Stock Option Plan, and the affirmative vote of a majority of the shares of Common Stock represented at the meeting and voting on the matter is required for ratification of the appointment of independent auditors. Proxies marked to abstain from voting with respect to the amendment to the 1999 Stock Option Plan will have the legal effect of voting against such matter, and with respect to the ratification of independent auditors will have the effect of being represented for quorum purposes but not voted. The shares represented by broker proxies which are not voted with respect to the amendment to the 1999 Stock Option Plan or the ratification of the appointment of independent auditors will be considered represented at the meeting and entitled to vote only as to those matters actually voted.

1. ELECTION OF DIRECTORS

    The Company's Board of Directors currently consist of six members. The Board of Directors has nominated the following persons, five of whom currently are serving as directors, for election as directors to serve until the 2001 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. The Company expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

NOMINEES

    WILLIAM E. FISHER. Mr. Fisher has been a Director and Chairman of the Board of the Company since its formation in 1993. Mr. Fisher also served as the Company's President and Chief Executive Officer from 1993 to 1999. From 1987 to 1999, Mr. Fisher served in various capacities at ACI Worldwide, Inc. (a subsidiary of the Company, "ACI"), including Vice President of Financial Systems, Senior Vice President of Software and Services, Executive Vice President, Chief Operating Officer, President and Chief Executive Officer. Prior to joining ACI, he held the position of President for the Government Services Division of First Data Resources ("FDR"), an information processing company.
Mr. Fisher is a director of West TeleServices Corporation (Nasdaq: WTSC), Hypercom Corporation (NYSE: HYC) and The TriZetto Group, Inc. (Nasaq: TZIX). West TeleServices is a provider of outsourced customized telecommunications-based services, inbound operator services, automated voice response services and outbound direct teleservices. Hypercom is a provider of point-of-sale payment products and enterprise networking products. The TriZetto Group is provider of vertical internet enabled application services and business portals for the health care industry. Mr. Fisher is 53 years old.

    DAVID C. RUSSELL. Mr. Russell has been a Director of the Company since its formation in 1993. Mr. Russell is President and Chief Executive Officer of the Company. Mr. Russell served as the Company's Chief Operating Officer from 1998 to 1999. In addition, Mr. Russell is President and Chief Executive Officer of ACI. Since joining ACI in 1989, he has served in various other capacities, including Vice President of Strategic Planning, Vice President of Customer Support, and Senior Vice President of Software and Services. From 1984 to 1989, he held various operations and planning positions at FDR. Mr. Russell is 51 years old.

    CHARLES E. NOELL, III. Mr. Noell has been a Director of the Company since January 1994. Mr. Noell is the Managing Partner of JMI Equity Fund, L.P. ("JMI"), a private investment fund. Prior to joining JMI in 1992, Mr. Noell served at various positions at Alex. Brown & Sons Incorporated, including Managing Director and head of the Technology Group. Mr. Noell is a director of Peregrine Systems, Inc. (Nasdaq:PRGN) and Neon Systems, Inc. (Nasdaq:NESY). Peregrine is a provider of enterprise-wide infrastructure management software. Neon is a provider of enterprise access and integration software. Mr. Noell is 48 years old.

    JIM D. KEVER. Mr. Kever has been a Director of the Company since
November 1996. Mr. Kever is a Director of Quintiles Transnational Corporation (Nasdaq: QTRN), which provides testing and marketing services to help pharmaceutical companies to commercialize their products. Mr. Kever is currently President and Chief Executive Officer of Envoy Corporation, which became a fully owned subsidiary of Quintiles Transnational Corporation on March 31, 1999. Envoy provides electronic processing services, primarily to the healthcare industry. He joined Envoy as Treasurer and General Counsel in October 1981. Mr. Kever has been a director of Envoy since 1981 and from 1984 until June 1995 he was Executive Vice President of Envoy. Before joining Envoy he was employed by Datanet, a corporation providing pharmaceutical software. From 1977 until 1979, Mr. Kever was with the certified public accounting firm of Peat, Marwick, Mitchell & Co. in the tax division. Mr. Kever is 47 years old.

    LARRY G. FENDLEY. Mr. Fendley has been a Director of the Company since November 1996. Mr. Fendley is currently Senior Vice President of Operations of eOnline,inc., an SAP Certified Application Service Provider. Mr. Fendley is also President of Fendley Technology Services, Inc, which provides consulting services to transaction processing and software companies. Until mid-1998, he was Executive Vice President, Product Delivery Services for CSG Systems, Inc., a subsidiary of CSG Systems International, Inc. (Nasdaq: CSGS). Prior to joining CSG Systems in 1996, he was with Citibank, NA for ten years, most recently as General Manager of Information Services for the European, North America Card Products Division. Prior to Citibank, Mr. Fendley was with FDR as Vice President-Computer Technology and with Motorola in the Communications Products Division as International Operations Manager. Mr. Fendley is 58 years old.

    ROGER K. ALEXANDER. Since January 1, 2000, Mr. Alexander has been a partner in the London office of Edgar, Dunn & Company, a management consulting firm based in San Francisco. From 1994 through 1999, Mr. Alexander was Managing Director of Barclays Bank Emerging Markets Group based in London, England. From 1968 to 1994, he held various operations, systems development, and management positions at Barclays Bank. Mr. Alexander is 51 years old.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

    Each non-employee Director receives a $3,125 fee per quarter for his services. Such fees for Messrs. Haque and Noell are paid to their affiliated management companies. Messrs. Fisher and Russell do not receive any compensation for their services as directors. All directors are reimbursed for expenses incurred in connection with attendance at Board of Director and committee meetings.

    Each of Messrs. Kever and Fendley were granted a stock option for 20,000 shares of Common Stock upon their appointment to the Board of Directors on November 11, 1996. These options were granted under the Transaction Systems Architects, Inc. 1996 Stock Option Plan at an exercise price of

$33.25 per share, which was the market price of the Common Stock on that day. Vesting of the options is 20% per year at the end of each of five years. Additionally, each of Messrs. Kever and Fendley shall receive options for 4,000 additional shares of Common Stock on the anniversary of their respective election to the Board in each of the four succeeding years so long as they remain a member of the Board of Directors on such anniversary date. Accordingly, on November 11, 1997, 1998, and 1999, each of Messrs. Kever and Fendley were granted stock options for 4,000 shares of Common Stock at an exercise price per share of $39.125 for options granted in 1997, $36.375 for options granted in 1998, and $31.9375 for options granted in 1999.

    The Company has standing audit and compensation committees of the Board of Directors. The audit committee consists of Messrs. Noell and Fendley. The audit committee monitors the effectiveness of the audit conducted by the Company's independent auditors and of the Company's internal financial controls. The auditors have full and free access to the audit committee without the presence of management. The audit committee held one meeting in November 1999, primarily to discuss the results of the fiscal 1999 independent audit and to recommend the appointment of independent auditors for fiscal 2000. The compensation committee consists of Messrs. Haque and Kever. This committee approves the compensation of the Company's executive officers. The compensation committee held one meeting in November 1999.

    During fiscal 1999, there were four regular meetings of the Board of Directors. Each incumbent director who was a member of the Board of Directors during fiscal year 1999 attended all of the regular meetings except Mr. Haque and Mr. Noell, each of whom attended three of the four regularly scheduled board meetings.

INFORMATION REGARDING STOCK OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1999, by (i) each of the Company's directors, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and (iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of its Common Stock.

BENEFICIAL OWNER                                     NUMBER OF SHARES   PERCENT
----------------                                     ----------------   --------
Waddell & Reed, Financial, Inc.(1) ................      2,190,750        6.4
  466 Lexington Avenue, New York NY 10017

Jurika & Voyles, L.P. (2) .........................      1,812,128        5.6
  825 Duportail Road, Wayne PA 19087

American International Group, Inc.(3) .............      1,791,300        5.5

Charles E. Noell, III(4) ..........................         20,525          *

Jim D. Kever(5) ...................................         14,400          *

Larry G. Fendley(6) ...............................         15,350          *

Promod Haque(7) ...................................         31,024          *

William E. Fisher(8)(9) ...........................        550,000        1.6

David C. Russell(8)(10) ...........................         77,256          *

Edward H. Mangold(8)(11) ..........................        162,092          *

Gregory J. Duman (8)(12) ..........................        133,178          *

Jon D. Parr (8)(13) ...............................         25,900          *

Roger K. Alexander ................................              0          *

All Directors and Executive Officers as a Group
  (18 persons)(14) ................................      1,375,446        4.2

------------------------

 *  Less than 1% of the outstanding Common Stock.

(1) The number of shares in the table is based on a Schedule 13F dated
    September 30, 1999, which indicates that Waddell & Reed, Financial, Inc. and related entities have sole investment discretion and sole voting power over all of these shares.

(2) The number of shares in the table is based on a Schedule 13F dated September 30, 1999.

(3) The number of shares in the table is based on a Schedule 13F dated September 30, 1999, which indicates that American International Group, Inc. and related entities have sole investment discretion over all of these shares, shared voting power over 1,723,600 shares and no voting power over 67,700 shares.

(4) Includes 1,650 shares owned by Mr. Noell's children. Mr. Noell's business mailing address is 12680 High Bluff Drive, Number 200, San Diego, CA 92130-2002.

(5) Consists of 14,400 shares issuable upon exercise of options. Mr. Kever's business mailing address is Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, TN 37214.

(6) Consists of 14,400 shares issuable upon exercise of options and 950 shares owned by Mr. Fendley's spouse. Mr. Fendley's business mailing address is 635 Southwest 42(nd) Street, Paris, TX 75460.

(7) Mr. Haque's business mailing address is 245 Lytton Ave., Suite 250, Palo Alto, CA 94301.

(8) The business address is 224 South 108th Avenue, Omaha, NE 68154.

(9) Includes 450,000 shares held by a corporation of which Mr. Fisher is a principal shareholder. Mr. Fisher has sole investment discretion and voting authority over such shares. Also includes 50,000 shares issuable upon exercise of options.

(10) Includes 50,000 shares issuable upon exercise of options.

(11) Includes 42,500 shares issuable upon exercise of options and 35,000 shares owned by Mr. Mangold's spouse.

(12) Includes 17,500 shares issuable upon exercise of options and 1,800 shares owned by Mr. Duman's children.

(13) Includes 12,500 shares issuable upon exercise of options.

(14) Includes 415,818 shares issuable upon exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") require the Company's directors, certain officers, and beneficial owners of more than ten percent of the Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on behalf of its executive officers on the basis of information obtained from them and review the forms submitted to the Company by its non-employee directors and beneficial owners of more than ten percent of the Common Stock. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and officers during or with respect to the last fiscal year were filed on time, except that Stephen Bailey failed to timely file a Form 3 and a Form 4 to report one transaction, Jon D. Parr failed to timely file a Form 3 and a Form 4 to report two transactions, Marlin Howley failed to timely file a Form 3, and Mr. Kever failed to timely file Form 5 to report one transaction. Messrs. Bailey, Parr, Howley and Kever subsequently filed appropriate forms.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

    The following table sets forth certain compensation information as to the Chief Executive Officer ("CEO") and the four highest paid executive officers (collectively, the "Named Executive Officers") of the Company for each of the years ended September 30, 1997, 1998, and 1999:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                      AWARDS(2)
                                                                    -------------
                                      ANNUAL COMPENSATION            SECURITIES
                               ----------------------------------    UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)(1)   OPTIONS(#)(2)   COMPENSATION($)(3)(4)
---------------------------    --------   ---------   -----------   -------------   ---------------------
William E. Fisher............    1999     $250,000     $231,489         18,000             $4,153
  Chairman of the Board          1998      233,333      255,768           None              4,153
  Director                       1997      150,000      189,334        100,000              4,952

David C. Russell.............    1999     $172,500     $130,799         18,000             $4,153
  Chief Executive Officer        1998      150,000      154,255           None              4,153
  President and Director         1997      140,000      145,299        100,000              5,035

Edward H. Mangold............    1999     $145,000     $212,542          9,000             $4,153
  Senior Vice President          1998       96,791      234,618           None              4,698
  Americas Region                1997       80,748      264,435         85,000              5,114

Gregory J. Duman.............    1999     $165,000     $125,396         18,000             $4,153
  Chief Financial                1998      118,334      137,659           None              4,590
  Officer and Treasurer          1997      110,000      110,082         35,000              2,653

Jon D. Parr..................    1999     $154,839     $138,574          9,000             $4,061
  Vice President                 1998       60,000      258,379           None              4,546
  EMEA Region                    1997       65,000      202,748         25,000              1,778

------------------------

(1) The Company's executive officers are eligible for quarterly cash bonuses. Such bonuses are generally based upon achievement of corporate, geographic or product performance objectives including sales, pretax profit, backlog, and cash flow.

(2) Includes options granted under the Company's 1999 Stock Option Plan in fiscal 1999 and options granted under the 1997 Management Stock Option Plan in fiscal 1997. Each of the Named Executive Officers paid for options issued under the 1997 Management Stock Option Plan at the rate of $3.00 for each underlying share.

(3) Includes contributions made to the Company's retirement plans, except for the amount for Mr. Parr for fiscal 1999. For fiscal 1999, employer contributions to the Company's 401(k) Retirement Plan were $4,000 for each of Messrs. Fisher, Russell, Mangold and Duman, respectively. The amount for Mr. Parr for fiscal 1999 represents payments made to him in lieu of contributions to the Company's 401(k) Retirement Plan on his behalf.

(4) Each of Messrs. Fisher, Russell, Mangold, Duman, and certain other executive officers are a party to an agreement pursuant to which each has agreed not to compete with the Company for so long as he or she is a stockholder of the Company. At the election of the Company, the non-compete agreement may remain in effect for two years after termination of employment (even if he or she is no longer a stockholder) if the Company pays him or her for two years. No amounts were paid in 1999 under this arrangement.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers in fiscal year 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                        --------------------------------------------------
                                                        PERCENT OF
                                                          TOTAL
                                          NUMBER OF      OPTIONS
                                         SECURITIES     GRANTED TO
                                         UNDERLYING     EMPLOYEES    EXERCISE                GRANT DATE
                                           OPTIONS      IN FISCAL     PRICE     EXPIRATION     PRESENT
NAME                                    GRANTED(#)(1)      YEAR       ($/SH)       DATE      VALUE($)(2)
----                                    -------------   ----------   --------   ----------   -----------
William E. Fisher.....................      18,000         2.0%       30.875      4/22/09      295,769
David C. Russell......................      18,000         2.0%       30.875      4/22/09      295,769
Edward H. Mangold.....................       9,000         1.0%       30.875      4/22/09      147,884
Gregory J. Duman......................      18,000         2.0%       30.875      4/22/09      295,769
Jon D. Parr...........................       9,000         1.0%       30.875      4/22/09      147,884

------------------------

(1) The options referred to in this table were granted under the Company's 1999 Stock Option Plan. Vesting of the options occurs on an annual pro rata basis over a term of three years from April 1999, the date of the issuance of options.

(2) Grant date present value is determined using a modified Black-Scholes option pricing model. The estimated values under the model are based on several assumptions, including a weighted-average expected volatility of 38%, a weighted-average risk-free rate of return of 5.7%, no dividend yield and expected option lives of 5.8 years and may not be indicative of actual value. The actual gain, if any, the option holder may realize will equal the excess of the actual market price of the stock on the date the option is exercised over the exercise price. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                          SHARES                     OPTIONS AT FISCAL YEAR-     MONEY OPTIONS FISCAL YEAR-
                         ACQUIRED                            END(#)                        END($)
                            ON           VALUE      -------------------------   ----------------------------
NAME                    EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                    -----------   -----------   -------------------------   ----------------------------
William E. Fisher.....     --            --               50,000/68,000               146,875/146,875

David C. Russell......     --            --               50,000/68,000               146,875/146,875

Edward H. Mangold.....     --            --               42,500/51,500               124,844/124,844

Gregory J. Duman......     --            --               17,500/35,500                 51,406/51,406

Jon D. Parr...........     --            --               12,500/21,500                 36,719/36,719

------------------------

(1) "In-the-Money" options are options outstanding at the end of the last fiscal year for which the fair market value (closing bid price per the NASDAQ Market) of the Common Stock at the end of the last fiscal year ($26.9375 per share) exceeded the exercise price of the options.

SEVERANCE COMPENSATION AGREEMENTS

    The Company has entered into Severance Compensation Agreements (the "Agreements") with each of its 14 executive officers, including each of the Named Executive Officers, and four other employees. Generally, the Agreements provide that if there is a Change in Control (as defined in the Agreements) of the Company and the employee's employment with the Company is subsequently terminated within two years after the Change in Control other than as a result of death, Retirement (as defined in the Agreements), termination by the Company for Cause (as defined in the Agreements), or the employee's decision to terminate employment other than for Good Reason (as defined in the Agreements), the employee will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (i) a lump sum payment (the "Severance Amount") equal to, in the case of Messrs. Fisher, Russell, and Duman, and David P. Stokes, two times the average Compensation (as defined in the Agreements) of the employee during the two most recent fiscal years of the Company ending prior to the Date of Termination (as defined in the Agreements), or in the case of the other executive officers (including Messrs. Parr and Mangold) and employees who entered into Severance Compensation Agreements with the Company, one times the average Compensation of the employee during the two most recent fiscal years of the Company ending prior to the Date of Termination;
(ii) earned but unpaid base salary through the Date of Termination; (iii) a quarterly incentive award for the current fiscal quarter prorated through the Date of Termination equal to the greater of the quarterly incentive award made to the employee for the most recent fiscal quarter ending prior to the Date of Termination or the average quarterly incentive award made to the employee for the most recent three fiscal years ending prior to the Date of Termination;
(iv) interest on the amounts described in (i), (ii) and (iii); and (v) unless the employee's termination of employment is the result of the employee's Disability (as defined in the Agreements), continued participation at the Company's cost in employee benefit plans available to Company employees generally in which the employee was participating, until the earlier of receiving equivalent benefits from a subsequent employer or two years from the Date of Termination.

    For purposes of determining the Severance Amount referred to above, compensation generally includes compensation includable in the gross income of the employee, but excluding amounts realized on the exercise of non-qualified stock options, amounts realized from the sale of stock acquired under an incentive stock option or an employee stock purchase plan, and compensation deferrals made pursuant to any plan or arrangement maintained by the Company. In no event will the Severance Amount be less than two times the employee's annual rate of base salary at the higher of the annual rate in effect (i) immediately prior to the Date of Termination or (ii) on the date six months prior to the Date of Termination.

    Under the Agreements, in the event of a Change in Control, unvested awards and benefits (other stock options or awards) allocated to the employee under Incentive Plans shall fully vest and become payable in cash.

    The Agreements provide that in the event any payment by the Company would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the employee with respect to such excise tax, then the employee will be entitled to an additional payment in an amount such that, after payment by the employee of all taxes, the employee is in the same after-tax position as if no excise tax had been imposed.

    Under the Agreements, the Company agrees to indemnify the employee to the fullest extent permitted by law if the employee is a party or threatened to be made a party to any action, suit or proceeding in which the employee is involved by reason of the fact that the employee is or was a director or officer of the Company, by reason of any action taken by him or of any action on his part while acting as director or officer of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise. The Company also agrees to obtain and maintain a directors' and officers' liability insurance policy covering the employee.

    The Agreements terminate upon the earlier of (i) termination of employment for any reason prior to a Change in Control and (ii) three years after the date of a Change in Control.

    For a complete copy of the Severance Agreements, see Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

CERTAIN TRANSACTIONS

    The Company and KFS Management, Inc. are parties to agreements pursuant to which KFS Management, Inc. leased two aircraft to the Company on a non-exclusive basis for business use by the Company. The lease agreements terminated on December 31, 1999. Mr. Fisher and his brother-in-law are the sole stockholders of KFS Management, Inc. The Company paid rent equal to $1,300 per flight hour plus certain expenses. The agreements provide for advance payments totaling $65,000 to be made quarterly by the Company, with a true-up at the end of each quarter based on actual usage and expenses. During fiscal 1999, the Company paid KFS Management, Inc. a total of $476,944 under the lease agreements.

REPORT ON EXECUTIVE COMPENSATION

    All issues relating to executive officer compensation are addressed by the Board of Director's Compensation Committee. The Compensation Committee, which is comprised of Messrs. Haque and Kever, approves base salary and incentive compensation for all executive officers. This report is submitted by the Compensation Committee.

    The components of the Company's executive compensation program consist of base salaries and annual incentive plans. The Company's compensation program is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the software and computer services industries, as well as within a broader spectrum of companies of comparable size and complexity. The Company's compensation program is structured and administered to support the Company's business mission and generate favorable returns for its stockholders.

    BASE SALARY. Each executive officer's base salary, except for Mr. Fisher's salary, is based on the recommendation of Mr. Fisher to the Compensation Committee. Such recommendations are derived primarily through a comparison of industry and competitive labor markets for executive officer services from surveys conducted by Culpepper and Associates, Inc. ("Culpepper"). In comparison to those surveys, base salaries recommended are slightly lower than the average of other comparably sized software companies. Other factors in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more and less responsibilities, the performance of the particular executive's business unit or department in relation to established strategic plans, the Company's operating budget for the year and the overall performance of the Company.

    INCENTIVE COMPENSATION PLAN. For each executive officer, an incentive compensation plan is established at the beginning of each fiscal year in connection with the Company's strategic plans and annual operating budgets.
Mr. Fisher provides recommendations to the Compensation Committee for incentive compensation for each executive officer, exclusive of himself. The level of incentive compensation recommended for each executive officer is derived through a comparison of industry and competitive labor markets from surveys conducted by Culpepper. In comparison to those surveys, the incentive compensation recommended approximates the average of other comparably sized software companies. Under these incentive compensation plans, an executive's potential incentive payment is related to the Company's profit attainment, ending backlog, cash flow, and/or the financial performance of an executive's division or department. Because growth in the Company's profit, backlog, cashflow and divisional financial performance, all being substantial factors in the calculation of incentive compensation, exceeded the Company's expectations in fiscal 1999, bonuses for each of the Company's Named Executive Officers exceeded target levels for fiscal 1999.

    CEO COMPENSATION. Compensation for Mr. Fisher, who served as the Company's Chief Executive Officer during fiscal 1999, was based on the same criteria used for executive officers generally, as described above. In addition to his base salary, in 1999 Mr. Fisher was eligible to earn 100% of his base salary if the Company attained 100% of its targets. As compared to industry surveys conducted by Culpepper, Mr. Fisher's base salary was approximately 51% lower than the average and his incentive compensation target for 1999 was approximately 25% lower than the average. Mr. Fisher's actual combined earnings for 1999 was approximately 42% less than the average. His maximum possible bonus for 1999 was 150% of his base salary if the Company exceeded its targets. For 1999, the Company exceeded its targets and Mr. Fisher earned as a bonus 106% of his base salary.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has no current plan to pay any of its executive officers annual compensation over $1,000,000, it currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

                                          COMPENSATION COMMITTEE

                                          Promod Haque
                                          Jim D. Kever

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Haque and Kever. None of these individuals was at any time during 1999, or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

    In accordance with Securities and Exchange Commission rules, the following table shows a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index and the NASDAQ Computer & Data Processing Services ("C&DP") Index for comparison.

                COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
        AMONG TRANSACTION SYSTEMS ARCHITECTS, INC., THE S & P 500 INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
         TRANSACTION SYSTEMS ARCHITECTS, INC.  S & P 500  NASDAQ COMPUTER & DATA PROCESSING
2/24/95                                   100        100                                100
9/95                                      150        123                                141
9/96                                      473        148                                175
9/97                                      455        207                                236
9/98                                      397        226                                307
9/99                                      301        289                                515

    Assumes $100 invested on February 24, 1995 (the date of the Company's Initial Public Offering ("IPO") at the closing price on the IPO date of $8.9375 per share adjusted for a two-for-one stock split effected in the form of a 100% stock dividend in July 1996) in the Company's Common Stock, the S&P 500 Index and the NASDAQ C&DP Index.

2.  APPROVAL OF AMENDMENT TO THE 1999 STOCK OPTION PLAN

    On January 5, 2000, the Board of Directors adopted, subject to the approval of the stockholders of the Company, an amendment to the Company's 1999 Stock Option Plan to increase the number of shares of Common Stock for which options may be granted under that plan from 1,000,000 to 2,000,000. At last year's Annual Meeting of Stockholders held on February 23, 1999, the stockholders approved the issuance of 1,000,000 shares of the Company's Common Stock under the 1999 Stock Option Plan. Of the 1,000,000 shares so approved under the 1999 Stock Option Plan, only 56,593 shares remain available for new grants as of December 31, 1999. The addition of 1,000,000 shares is the only proposed amendment to 1999 Stock Option Plan.

    The following summary description of the 1999 Stock Option Plan, as proposed to be amended, is qualified in its entirety by reference to the full text of the 1999 Stock Option Plan, which is set forth as Appendix A to this Proxy Statement.

    The 1999 Stock Option Plan allows the Compensation Committee (or such other committee of the Board as may be directed by the Board) (the "Committee") to provide for awards for employees of the Company and its subsidiaries from time to time, in its sole discretion, of stock options (including incentive stock options qualifying under Section 422 of the Code and non-qualified stock options which do not so qualify), that the Committee determines to be consistent with the objectives and limitations of the 1999 Stock Option Plan. All employees of the Company or any subsidiary of the Company who are actively and customarily employed for 20 hours or more per week are eligible to participate in the 1999 Stock Option Plan, including employees who are members of the Board of Directors. As of December 31, 1999, the Company and its subsidiaries have approximately 2,100 eligible employees. The 1999 Stock Option Plan will expire, unless earlier terminated, on February 22, 2009.

    If the proposed amendment is approved by the stockholders, an aggregate of 2,000,000 shares of Common Stock will be available under the 1999 Stock Option Plan, with 943,407of these shares being subject to options having been granted under the 1999 Stock Option Plan as of December 31, 1999. The shares subject to grants that terminate unexercised will be available for future grants. The total number of shares of Common Stock for which options may be granted to any "covered employee" within the meaning of Code Section 162(m) during any twelve month period will not exceed 75,000 in the aggregate, subject to adjustment as provided below. Adjustments will be made in the number of shares subject to existing or future awards under the 1999 Stock Option Plan and in the exercise price of an outstanding award in the event that the outstanding shares of the Company's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, without the receipt of consideration by the Company, by reason of a reorganization, merger or consolidation, recapitalization, reclassification, stock split, reverse stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock. In the event of (i) any offer or proposal to holders of the Company's Common Stock relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise or (ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, or (iii) the dissolution or liquidation of the Company, the Committee may make such adjustment as it deems equitable in respect of outstanding options and the shares of Common Stock for which options may be granted, including without limitation the revision, cancellation or termination of any outstanding options or the change, conversion or exchange of the shares of the Company's Common Stock under outstanding options (and of the shares of the Company's Common Stock for which options may be granted under the 1999 Stock Option Plan) into or for securities or other property of another corporation. Additional limitations apply to the aggregate fair market value of shares granted under incentive stock options that are first exercisable during any calendar year in order to comply with Section 422 of the Code.

    The exercise price of any option is determined by the Committee at the time the option is awarded. In the case of incentive stock options, the option exercise price may not be less than 100 percent of the fair market value of the Company's Common Stock on the date the option is granted. In the case of non-qualified stock options, the option exercise price may be equal to, more than or less than the fair market value of the Company's Common Stock on the date the option is granted.

    Payment of the option exercise price may be made in cash, by certified check, or if authorized by the Committee, by delivery of shares of Common Stock having a fair market value on the date of delivery equal to the aggregate exercise price of the shares of Common Stock as to which the option is being exercised, or if authorized by the Committee, by authorizing the Company to withhold from the total number of shares of Common Stock to be acquired upon exercise of an option that number of shares of Common Stock having an aggregate fair market value (as of the date the withholding is effected) that would equal the aggregate exercise price of the shares of Common Stock as to which the option is being exercised, or by any combination of such methods of payment or by any other method of payment that may be authorized by the Committee.

    Option grants under the 1999 Stock Option Plan are not transferable otherwise than by will or the laws of descent and distribution.

    The 1999 Stock Option Plan is administered by the Committee. All members of the Committee are non-employee directors.

    The Committee has authority to, within the limits of the 1999 Stock Option Plan, (i) determine the employees to whom options will be granted,
(ii) designate an option as an incentive stock option or a non-qualified stock option, (iii) establish the number of shares of Common Stock that may be purchased under each option and the option exercise price, (iv) determine the time and the conditions subject to which options may be exercised in whole or in part, (v) fix the term of all options granted under the 1999 Stock Option Plan, provided that the term of any incentive stock option may not exceed ten years from the date of grant, (vi) determine how withholding taxes related to exercises are paid, (vii) establish any other terms, restrictions or conditions applicable to any option not inconsistent with the provisions of the 1999 Stock Option Plan, and (viii) take any other actions deemed necessary or advisable for the administration of the 1999 Stock Option Plan. The Committee will have the power to interpret the 1999 Stock Option Plan and may adopt, amend and rescind rules, not inconsistent with the provisions of the 1999 Stock Option Plan, as it deems advisable.

    The Board of Directors may amend the 1999 Stock Option Plan from time to time as it deems desirable in its sole discretion without approval of the stockholders of the Company, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable NASDAQ National Market or stock exchange rules, applicable Code provisions, or other applicable laws or regulations. Amendments made without stockholder approval could increase the cost to the Company under the 1999 Stock Option Plan although the amount of such cost is not determinable. The Board of Directors may terminate the 1999 Stock Option Plan at any time in its sole discretion. Any termination or amendment of the 1999 Stock Option Plan may not alter or impair any rights or obligations under any option previously granted in any material adverse way without the affected participant's consent.

    Within the limitations of the 1999 Stock Option Plan, the Committee may modify, extend or renew outstanding options or accept the cancellation of outstanding options for the granting of new options in substitution therefore, provided that, except for certain adjustments, (i) no modification of an option may, without the consent of the participant, alter or impair any rights or obligations under any option previously granted in any material adverse way without the affected participant's consent and (ii) the exercise price of outstanding options may not be altered, amended or modified.

    Under current law, the United States federal income tax consequences to participants and the Company of options granted under the 1999 Stock Option Plan would generally be as set forth in the following summary. This summary does not purport to be a complete analysis of all potential United States federal income tax or other tax consequences relevant to employees and the Company or to describe tax consequences based upon particular circumstances. In addition, the summary does not discuss the income tax laws of any municipality, state or foreign country in which the participant may reside and to which the participant may be subject.

    A participant receiving a non-qualified stock option under the 1999 Stock Option Plan does not recognize taxable income on the date of grant of the option. However, the participant must generally recognize ordinary income when a non-qualified stock option is exercised equal to the difference between the option exercise price and the fair market value, on the date of exercise, of the shares of the Company's Common Stock. If a holder of a non-qualified stock option pays the exercise price, in full or in part, with previously acquired shares of the Company's Common Stock, special rules will apply. Special rules also apply if the shares acquired upon exercise of a non-qualified stock option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, executive officers or 10% shareholders. Any compensation includable in the gross income of the participant in respect of a non-qualified stock option will be subject to appropriate federal employment taxes.

    A participant who is granted an incentive stock option will not recognize taxable income either on the date of grant or on the date of its timely exercise, although the spread on exercise of an incentive stock option would be an item of tax preference income potentially subject to the alternative minimum tax. Upon disposition of the shares of the Company's Common Stock acquired upon exercise of an incentive stock option, capital gain or loss would be recognized in an amount equal to the difference between the sales price and the option exercise price, provided the participant has not disposed of the shares of the Company's Common Stock within two years of the date of grant of the option nor within one year from the date of exercise. When a participant exercises an incentive stock option, the Company will not generally be entitled to a federal income tax deduction. However, if the participant disposes of stock acquired through exercise of such an option before meeting the required holding periods, the participant must generally recognize ordinary income in the amount of the difference between the option exercise price and the fair market value, on the date of exercise, of the shares of the Company's Common Stock, except that if the disposition is a sale and the sale price is lower than the value of the shares on the exercise date, the lower sale price generally governs the amount of ordinary income. The Company would generally be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant. The balance of the gain, if any, will be capital gain taxed at the applicable capital gains rate. If the holder of an incentive stock option pays the exercise price, in full or in part, with previously acquired shares of the Company's Common Stock, special rules will apply.

    The Company will not be entitled to a federal income tax deduction upon the grant of an option under the 1999 Stock Option Plan. However, when a participant exercises a non-qualified stock option, the Company will generally be entitled to a federal income tax deduction in the amount of the difference between the option exercise price and the fair market value of the shares of the Company's Common Stock on the date of exercise. The payment by the participant to the Company of the exercise price has no tax consequences to the Company.

    In fiscal 1999, the Company granted under the 1996 Stock Option Plan options to purchase an aggregate of 8,000 shares to all current directors who are not executive officers as a group. In fiscal 1999, the Company granted under the 1999 Stock Option Plan options to purchase an aggregate of 745,990 shares to all employees, including all current officers who are not executive officers, as a group. In fiscal 1999, the Company granted under the 1999 Stock Option Plan options to purchase an aggregate of 146,000 shares to all current executive officers of the Company as a group. In fiscal 1999, the Company granted under the 1999 Stock Option Plan options to purchase an aggregate of 72,000 shares to all Named Executive Officers as a group.

    The last sale price of the Company's Common Stock on January 14, 2000, as reported by the NASDAQ National Market, was $25.625 per share.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 STOCK OPTION PLAN.

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending September 30, 2000, subject to the ratification of such appointment by stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's inception in 1993.

    If the foregoing appointment of Arthur Andersen LLP is not ratified by the stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2000 Annual Meeting of Stockholders will be subject to approval of stockholders at that meeting. Representatives of Arthur Andersen LLP are expected to be present at the Company's Annual Meeting and will have the opportunity to make statements and/or respond to appropriate questions from stockholders present at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

4.  OTHER MATTERS

    The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

STOCKHOLDERS PROPOSALS

    Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Corporate Secretary's office, 224 South 108th Avenue, Omaha, Nebraska 68154, no later than September 23, 2000, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

    Pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934, if the Company does not receive advance notice of a stockholder proposal to be raised at its next Annual Meeting in accordance with the requirements of the Company's By-laws, management may use its discretionary voting authority to vote management proxies on the stockholder proposal without any discussion of the matter in the proxy statement. The Company's By-laws provide that written notice of a stockholder proposal must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than 80 days prior to the meeting; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The stockholder's notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business,
(c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The Company's By-laws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting, and if he should so determine, any such business not properly brought before the meeting shall not be transacted.

                                          By Order of the Board of Directors,

                                          /s/ David P. Stokes

                                          David P. Stokes
                                          SECRETARY

                                                                      APPENDIX A

                      TRANSACTION SYSTEMS ARCHITECTS, INC.
                             1999 STOCK OPTION PLAN
                         (AS AMENDED FEBRUARY 22, 2000)

    Section 1.  PURPOSE.  The purpose of the Transaction Systems
Architects, Inc. Amended 1999 Stock Option Plan (the "Plan") is to provide long term incentives and rewards to employees of Transaction Systems
Architects, Inc. (the "Company") and any Subsidiary of the Company, by providing an opportunity to selected employees to purchase Common Stock of the Company. By encouraging stock ownership, the Company seeks to attract and retain employees and to encourage their best efforts to work at the success of the Company.

    Section 2. DEFINITIONS. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

    2.1. "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

    2.2.  "CODE"  shall mean the Internal Revenue Code of 1986, as amended.

    2.3. "COMMITTEE" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

    2.4.  "COMMON STOCK"  shall mean the Class A Common Stock of the Company.

    2.5.  "DISABILITY"  shall mean permanent and total disability as defined in
Section 22(e)(3) of the Code.

    2.6.  "EFFECTIVE DATE"  shall have the meaning set forth in Section 18.

    2.7. "EMPLOYEE" shall mean any person, including an officer or employee-director of the Company or any Subsidiary of the Company, who, at the time an Option is granted to such person hereunder, is actively and customarily employed for 20 hours or more per week by the Company or any Subsidiary of the Company.

    2.8. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    2.9. "FAIR MARKET VALUE" shall mean the closing bid price on the date in question, as such price is reported by the National Association of Securities Dealers on the NASDAQ National Market or any successor system for a share of Common Stock.

    2.10. "ISO" shall mean an option granted under the Plan which constitutes and shall be treated as an "incentive stock option" as defined in
Section 422(b) of the Code.

    2.11. "NON-QUALIFIED OPTION" shall mean an option granted under the Plan which does not constitute and is not treated as an ISO nor as an option described in Section 423(b) of the Code.

    2.12. "OPTION" shall mean any ISO or Non-Qualified Option granted under this Plan.

    2.13. "PARTICIPANT" shall mean any Employee to whom an Option is granted under the Plan.

    2.14. "SUBSIDIARY OF THE COMPANY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    Section 3. ELIGIBILITY. Options may be granted to any Employee. The Committee shall have the sole authority to select the Employees to whom Options are to be granted hereunder and to determine whether an Employee is to be granted a Non- Qualified Option or an ISO or any combination thereof. No

Employee shall have any right to participate in the Plan. Any Employee selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.

    Section 4.  COMMON STOCK SUBJECT TO THE PLAN.

    4.1. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate two million (2,000,000) shares of Common Stock, subject to adjustment pursuant to
Section 7. The total number of shares of Common Stock for which Options may be granted to any "covered employee" within the meaning of Section 162(m) of the Code during any twelve month period shall not exceed 75,000 in the aggregate, subject to adjustment pursuant to Section 7.

    4.2. The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option granted under this Plan. If any shares of Common Stock acquired pursuant to the exercise of an Option shall have been repurchased by the Company, then such shares shall again become available for issuance pursuant to the Plan.

    4.3.  SPECIAL ISO LIMITATIONS.

    (a) The aggregate Fair Market Value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISO's are exercisable for the first time by a Participant during any calendar year (under all incentive stock option plans of the Company or any Subsidiary of the Company) shall not exceed $100,000.

    (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary of the Company, unless the option price is at least 110% of the Fair Market Value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five years from the date it is granted.

    4.4. Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, nor shall be construed to apply, to any Non- Qualified Option granted under the Plan.

    Section 5.  ADMINISTRATION OF THE PLAN.

    5.1 The Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors as may be directed by the Board of Directors (the "Committee") consisting of no less than two persons. All members of the committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

    5.2. The Committee shall have the sole authority and discretion to grant Options under this Plan and, subject to the limitations set forth in Sections
4.3 and 6 hereof, to determine the terms and conditions of all Options, including, without limitation, (i) selecting the Employees who are to be granted Options hereunder; (ii) designating whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) establishing the number of shares of Common Stock that may be purchased under each Option upon exercise and the Option exercise price per share of Common Stock; (iv) determining the time and the conditions subject to which Options may be exercised in whole or in part; (v) determining the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock or the shares of Common Stock available under the Option may be used by a Participant to exercise an Option) and establishing procedures in connection therewith; (vi) imposing restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option;
(vii) determining the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company, including without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (viii) establishing procedures whereby a number of shares of Common Stock may be withheld from the total number of shares of Common Stock to be issued upon exercise of an Option to meet the obligation of withholding for federal and state income and other taxes, if any, incurred by the Participant upon exercise of an Option; (ix) accelerating or, with the consent of the Participant, deferring the time when outstanding Options may be exercised, provided, however, that any ISO's shall be "accelerated" within the meaning of Section 424(h) of the Code; (x) establishing any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan; (xi) authorizing any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; and (xii) taking any other actions deemed necessary or advisable for the administration of the Plan.

    5.3. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt, amend and rescind such rules, regulations and procedures, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of the Plan.

    5.4. The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final, conclusive and binding upon all parties.

    5.5 Only members of the Committee shall vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

    5.6. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

    Section 6.  TERMS AND CONDITIONS OF OPTIONS.

    6.1. ISO'S. Except as otherwise provided in this Section 6.1, the terms and conditions of each ISO granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written ISO agreement between the Company and the Participant in such form as the Committee shall approve. No person shall have any rights under any ISO granted under the Plan unless and until the Company and the person to whom such ISO shall have been granted shall have executed and delivered an agreement expressly granting the ISO to such person and containing provisions setting forth the terms for the ISO. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in Section 422 of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder. The terms and conditions of each ISO agreement shall include the following:

    (a) The ISO exercise price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the Fair Market Value of the shares of Common Stock subject to the ISO on the date the ISO is granted.

    (b) ISO's shall not be transferable otherwise than by will or the laws of descent and distribution, and, during a Participant's lifetime, an ISO shall be exercisable only by the Participant.

    (c) The Committee shall fix the term of all ISO's granted pursuant to the Plan (including the date on which such ISO shall expire and terminate) provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

    (d) In the event that the Company or any Subsidiary of the Company is required to withhold any Federal, state, local or foreign taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company or such Subsidiary of the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state, local or foreign taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state, local or foreign taxes, such Participant will be required to pay to the Company or such Subsidiary of the Company, or make other arrangements satisfactory to the Company or such Subsidiary of the Company regarding payment to the Company or such Subsidiary of the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by
(i) authorizing the Company to withhold from shares of Common Stock to be acquired upon exercise of an Option, a number of shares of Common Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

    6.2. NON-QUALIFIED OPTIONS. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve. No person shall have any rights under any Non-Qualified Option granted under the Plan unless and until the Company and the person to whom such Non-Qualified Option shall have been granted shall have executed and delivered an agreement expressly granting the Non-Qualified Option to such person and containing provisions setting forth the terms for the Non-Qualified Option. The terms and conditions of each Non-Qualified Option will be such that each Non-Qualified Option issued hereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422 of the Code or an option described in
Section 423(b) of the Code and will be a "non-qualified stock option" for federal income tax purposes. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder. The terms and conditions of each Non-Qualified Option agreement shall include the following:

    (a) The Option exercise price shall be fixed by the Committee and may be equal to, more than or less than 100% of the Fair Market Value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted.

    (b) The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

    (c) Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Participant's lifetime a Non- Qualified Option shall be exercisable only by the Participant.

    (d) In the event that the Company or any Subsidiary of the Company is required to withhold any Federal, state, local or foreign taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company or such Subsidiary of the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state, local or foreign taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state, local or foreign taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company or such Subsidiary of the Company, or make other arrangements satisfactory to the Company or such Subsidiary of the Company regarding payment to the Company or such Subsidiary of the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be acquired upon exercise of an Option, a number of shares of Common Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or
(ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

    6.3 VESTING; PERIOD FOR EXERCISE OF OPTION. In the sole discretion of the Committee, the terms and conditions of any Option may include any of the following provisions:

    (a) An Option may not be exercised during the first year from the date it is granted. After the first anniversary of the date on which an Option is granted, it may be exercised as to not more than 33 1/3% of the shares of Common Stock available for purchase under the Option and, after the second and third anniversaries of the Option grant date, it may be exercised as to not more than an additional 33 1/3% of such shares plus any shares as to which the Option might theretofore have been exercisable but shall not have been exercised.

    (b) Subject to subsection (d) below, if a Participant ceases to be an Employee of the Company or a Subsidiary of the Company for any reason other than as a result of his death or Disability, the unexercised portion of any Option held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be so employed, but no later than the date the Option expires, and only to the extent that the Participant could have otherwise exercised such Option as of the date on which he ceased to be so employed. To the extent that the Participant is not entitled to exercise the Option on such date, or if the Participant does not exercise it within the time specified, such Option shall terminate. The Committee shall have the authority to determine the date a Participant ceases to be an Employee.

    (c) Subject to subsection (d) below, if a Participant ceases to be an Employee of the Company or a Subsidiary of the Company by reason of his Disability, the unexercised portion of any Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, but no later than the date the Option expires, and to the extent that the Participant could have otherwise exercised such Option if it had been completely exercisable. To the extent that the Participant is not entitled to exercise the Option on such date, or if the Participant does not exercise it within the time specified, such Option shall terminate. The Committee shall have the authority to determine the date a Participant ceases to be an Employee by reason of his Disability.

    (d) If a Participant dies while employed by the Company or a Subsidiary of the Company (or dies within a period of one month after ceasing to be an Employee for any reason other than Disability or within a period of one year after ceasing to be an Employee by reason of Disability), the unexercised portion of any Option held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, but no later than the date the Option expires, and to the extent that the Participant could have otherwise exercised such Option if it had been completely exercisable. Such Option may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Option directly from the Participant by bequest or inheritance. To the extent that the Option is not entitled to be exercised on such date or if the Option is not exercised within the time specified, such Option shall terminate.

    6.4. PROCEDURES FOR EXERCISE OF OPTION; RIGHTS OF STOCKHOLDER. Any Option granted hereunder shall be exercisable at such times, under such conditions, as shall be determined by the Committee and in accordance with the terms of the Plan. An Option may not be exercised for a fraction of a share of Common Stock. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option agreement by the Participant entitled to exercise the Option and full payment for the shares of Common Stock with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any form of consideration and method of payment allowable hereunder. Payment for the shares of Common Stock upon exercise of an Option shall be made in cash, by certified check, or if authorized by the Committee, by delivery of other shares of Common Stock having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the shares of Common Stock as to which the Option is being exercised, or if authorized by the Committee, by authorizing the Company to withhold from the total number of shares of Common Stock to be acquired upon exercise of an Option that number of shares of Common Stock having an aggregate Fair Market Value (as of the date the withholding is effected) that would equal the aggregate exercise price of the shares of Common Stock as to which the Option is being exercised, or by any combination of such methods of payment or by any other method of payment that may be permitted under applicable law and the Plan and authorized by the Committee under Section 5.2 of the Plan. Upon the receipt of notice of exercise and full payment for the shares of Common Stock, the shares of Common Stock shall be deemed to have been issued and the Participant shall be entitled to receive such shares of Common Stock and shall be a stockholder with respect to such shares, and the shares of Common Stock shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock certificate is issued, except as provided in Section 7 of the Plan. Each exercise of an Option shall reduce, by an equal number, the total number of shares of Common Stock that may thereafter be purchased under such Option.

    Section 7.  ADJUSTMENTS.

    7.1 In the event that the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, effected without the receipt of consideration by the Company, through reorganization, merger or consolidation, recapitalization, reclassification, stock split, reverse stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust, subject to any required action by the stockholders of the Company, (i) the number of shares of Common Stock (and the Option exercise price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISO's and (ii) the number of shares of Common Stock for which Options may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be final, conclusive and binding for all purposes of the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

    7.2 Notwithstanding the foregoing, in the event of (i) any offer or proposal to holders of the Company's Common Stock relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise, or
(ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, or (iii) the dissolution or liquidation of the Company, the Committee may make such adjustment as it deems equitable in respect of outstanding Options (and in respect of the shares of Common Stock for which Options may be granted under the Plan), including, without limitation, the revision, cancellation, or termination of any outstanding Options, or the change, conversion or exchange of the shares of the Company's Common Stock under outstanding Options (and of the shares of the Company's Common Stock for which Options may be granted under the Plan) into or for securities or other property of another corporation. Any such adjustments by the Committee shall be final, conclusive and binding for all purposes of the Plan.

    Section 8. EFFECT OF THE PLAN ON EMPLOYMENT RELATIONSHIP. Neither this Plan nor any Option granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or any Subsidiary of the Company as the case may be, or limit in any respect the right of the Company or any Subsidiary of the Company to terminate such Participant's employment with the Company or any Subsidiary of the Company, as the case may be, at any time.

    Section 9. AMENDMENT OF THE PLAN. The Board of Directors may amend the Plan from time to time as it deems desirable in its sole discretion without approval of the stockholders of the Company, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable NASDAQ National Market or stock exchange rules, applicable Code provisions, or other applicable laws or regulations.

    Section 10. TERMINATION OF THE PLAN. The Board of Directors may terminate the Plan at any time in its sole discretion. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option previously granted under the Plan in any material adverse way without the affected Participant's consent.

    Section 11. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Within the limitations of the Plan and subject to Section 7, the Committee may modify, extend or renew outstanding Options or accept the cancellation of outstanding Options for the granting of new Options in substitution therefore. Notwithstanding the preceding sentence, except for any adjustment described in
Section 7, (i) no modification of an Option shall, without the consent of the Participant, alter or impair any rights or obligations under any Option previously granted under the Plan in any material adverse way without the affected Participant's consent, and (ii) the exercise price of outstanding Options may not be altered, amended or modified.

    Section 12. GOVERNING LAW. The Plan and any and all Option agreements executed in connection with the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

    Section 13. NO STRICT CONSTRUCTION. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Option agreement, any Option granted under the Plan, or any rule, regulation or procedure established by the Committee.

    Section 14. SUCCESSORS. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

    Section 15. SEVERABILITY. If any provision of the Plan or an Option agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, and the Plan and such agreement shall each be construed and enforced as if the invalid provisions had never been set forth therein.

    Section 16. PLAN PROVISIONS CONTROL. The terms of the Plan govern all Options granted under the Plan, and in no event will the Committee have the power to grant any Option under the Plan, which is contrary to any of the provisions of the Plan. In the event any provision of any Option granted under the Plan shall conflict with any term in the Plan as constituted on the grant date of such Option, the term in the Plan as constituted on the grant date of such Option shall control.

    Section 17. HEADINGS. The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

    Section 18. EFFECTIVE DATE OF THE PLAN. The Plan shall be submitted to the stockholders of the Company for approval and ratification at the next regular or special meeting thereof to be held after January 1, 1999. Unless at such meeting the Plan is approved and ratified by the stockholders of the Company, in the manner provided by the Company's By-Laws, then and in such event, the Plan and any then outstanding Options that may have been conditionally granted prior to such stockholder meeting shall become null and void and of no further force and effect. Subject to the immediately preceding sentence, the Plan shall be effective as of February 23, 1999. The Plan shall continue in effect for a term of 10 years unless sooner terminated under Section 10.

                          TRANSACTION SYSTEMS ARCHITECTS, INC.

                             ANNUAL MEETING OF STOCKHOLDERS

                               TUESDAY, FEBRUARY 22, 2000
                                     10:00 A.M.

                          TRANSACTION SYSTEMS ARCHITECTS, INC.
                               230 SOUTH 108TH AVENUE
                                OMAHA, NEBRASKA 68154








[LOGO]  TRANSACTION SYSTEMS ARCHITECTS, INC.
        230 SOUTH 108TH AVENUE, OMAHA, NEBRASKA 68154                      PROXY
________________________________________________________________________________

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON FEBRUARY 22, 2000.

The undersigned hereby appoints William E. Fisher, Gregory J. Duman and David
P. Stokes, and each of them, with power to appoint a substitute, to vote, in accordance with the specifications appearing below, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Transaction Systems Architects, Inc., a Delaware corporation, to be held on Tuesday, February 22, 2000, at 10:00 a.m. CST at the offices of the Company at 230 South 108th Avenue, Omaha, Nebraska, and at all adjournments thereof, and, in their discretion, upon all other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof, and hereby revokes all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.









                    SEE REVERSE FOR VOTING INSTRUCTIONS

                                                                      COMPANY #
THERE ARE THREE WAYS TO VOTE YOUR PROXY                               CONTROL #

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE
- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/tsai/ -- QUICK *** EASY *** IMMEDIATE
- Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Transaction Systems Architects, Inc., c/o Shareowner Services-TM-, P.O. Box 64873, St. Paul, MN 55164-0873.









       IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                           -- PLEASE DETACH HERE --


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3. DIRECTORS

1. Election of directors:      01 William E. Fisher       02 David C. Russell       / / FOR all    / / WITHHOLD
                               03 Charles E. Noell, III   04 Jim D. Kever               nominees       all nominees
                               05 Larry G. Fendley        06 Roger K. Alexander

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. Proposal to approve the Amendment to
   the Company's 1999 Stock Option Plan.     / /  For  / / Against  / /  Abstain

3. Proposal to ratify the appointment of
   Arthur Andersen LLP as independent        / /  For  / / Against  / /  Abstain
   public accountants of the Company
   for the fiscal year ended
   September 30, 2000.

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box  / /  Indicate changes below:

                                         Dated: _________________________, 2000



                                         Signature(s) in Box

                                         Please sign exactly as your name(s)
                                         appear on Proxy. If held in joint
                                         tenancy, all persons must sign.
                                         Trustees, administration, etc., should
                                         include title and authority.
                                         Corporations should use full name of
                                         corporation and title of authorized
                                         officer signing the proxy.